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                                                                     Exhibit 5.1

                                                     November 7, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:  GST Telecommunications, Inc.

Gentlemen:

                  We have acted as counsel to GST Telecommunications, Inc., a federally chartered Canadian corporation (the "Company"), in connection with its filing of a registration statement on Form S-3 (the "Registration Statement") relating to $200 million principal amount of Senior Subordinated Accrual Notes due 2007 (the "Notes"), as more particularly described in the Registration Statement.

                  In our capacity as counsel to the Company, we have examined the Company's Articles of Incorporation and By-Laws, each as amended to date, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion. With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as original documents and the genuineness of all signatures on all documents submitted to us.
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November 7, 1997
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                  On the basis of the foregoing, we are of the opinion that the
Notes, upon issuance in accordance with the indenture relating to the Notes, will have been duly and validly authorized and will, when sold as contemplated by the Registration Statement, constitute legal, valid and binding obligations of the Company.

                  We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. With respect to the opinion set forth above, we have relied in part upon the opinion of O'Neill & Company, an association of independent law corporations, Vancouver, British Columbia.

                  Our opinion with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes is set forth in full under the caption "Certain United States Federal Income Tax Considerations" in the Registration Statement.

                  We advise you that Stephen Irwin, the Vice Chairman of the Board and Secretary of the Company, is of counsel to this firm. Mr. Irwin owns 76,345 Common Shares of the Company and holds options and warrants to purchase an aggregate of 600,000 Common Shares. In addition, other attorneys of this firm hold Common Shares and/or options to purchase Common Shares.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the captions "Legal Matters" and "Certain United States Federal Income Tax Considerations" in the prospectus constituting part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Olshan Grundman Frome & Rosenzweig LLP

                                   OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP